EXHIBIT 99.1
News from Conduent

Conduent Incorporated 100 Campus Drive, Suite 200 Florham Park, NJ 07932
www.conduent.com

Conduent Announces the Successful Completion of Debt Refinancing

FLORHAM PARK, N.J., August 27, 2025 — Conduent Incorporated (Nasdaq: CNDT), a global technology-driven business solutions and services company), today announced it has successfully completed a refinancing of its existing term loan and revolving credit agreements.

Key Highlights of the Refinancing:

•Full Prepayment of the Term Loan

•Renewed Revolving Credit Facility

•New Performance Letter of Credit Facility

Giles Goodburn, Conduent’s CFO, commented, “Completing this refinancing marks a key milestone in our strategy, further strengthening our financial foundation and positioning Conduent for future growth. This transaction provides the right mix of debt instruments to support our operations and capital allocation strategy.”

Additional details of the refinancing can be found in Conduent’s 8-K which will be filed with the U.S. Securities and Exchange Commission.

About Conduent
Conduent delivers digital business solutions and services spanning the commercial, government and transportation spectrum – creating valuable outcomes for its clients and the millions of people who count on them. The Company leverages cloud computing, artificial intelligence, machine learning, automation and advanced analytics to deliver mission-critical solutions. Through a dedicated global team of approximately 56,000 associates, process expertise and advanced technologies, Conduent’s solutions and services digitally transform its clients’ operations to enhance customer experiences, improve performance, increase efficiencies and reduce costs. Conduent adds momentum to its clients’ missions in many ways including disbursing approximately $85 billion in government payments annually, enabling 2.3 billion customer service interactions annually, empowering millions of employees through HR services every year and processing nearly 13 million tolling transactions every day. Learn more at www.conduent.com.

Media Contacts:
Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

EXHIBIT 99.1

Investor Relations Contact:
David Chen, Conduent, ir@conduent.com

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Trademarks
Conduent is a trademark of Conduent Incorporated in the United States and/or other countries. Other names may be trademarks of their respective owners.